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Exhibit 99.1



                     SUCCESS BANCSHARES, INC. NAMES NEW CFO


     Lincolnshire, IL, June 10, 1998 -- Success Bancshares, Inc. (NASDAQ-SXNB), the holding company for Success National Bank, today announced the resignation of Steven A. Covert as Chief Financial Officer and Executive Vice President. Mr. Covert is leaving the Company to pursue an opportunity at a local financial institution near his hometown in New York. The Company also announced that Kurt
C. Felde has replaced Mr. Covert as Chief Financial Officer and Senior Vice President.

     Since 1989, Mr. Felde has served as Chief Financial Officer and Senior Vice President of Regency Savings Bank, a financial institution with 18 locations throughout Illinois and California.

     Saul D. Binder, President and Chief Executive Officer of the Company, expressed regret at Mr. Covert's departure, citing his contributions to the growth and prosperity of the Company. Mr. Binder also stated that the Company is very fortunate to welcome Mr. Felde.

     During his nine year tenure at Regency Savings Bank, Mr. Felde had overall senior management responsibility for accounting, corporate administration, management information systems, investments and operations. Prior to joining Regency, Mr. Felde served as vice president and controller of First National Bank of Des Plaines and as vice president-financial reporting of Boulevard Technical Services, Inc., each of which is a subsidiary of Boulevard Bancorp, Inc., a publicly-held corporation. Mr. Felde has served as the chief financial or accounting officer of various financial institutions since 1977.

     Success Bancshares, Inc. provides community banking services through ten locations to individuals and small-to-medium sized businesses primarily in the north and northwest suburbs of Chicago and the north side of Chicago. The Company is traded on the NASDAQ National Market System under the symbol "SXNB" and can be reached at its web page: http://www.successbank.com.

     Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to the impact of branch openings on profitability, economic conditions in the Company's market area, effect of interest rates, competitive products and pricing and other risks and uncertainties. The Company disclaims any obligation to publicly announce future events or developments which affect the forward-looking statements herein.